EXHIBIT 99.1

Bill W. Colston Named to Fluidigm Board of Directors

Senior Biotechnology Leader with Broad Expertise in Life Science and Digital Health

SOUTH SAN FRANCISCO, Calif., July 25, 2019 (GLOBE NEWSWIRE) -- Fluidigm Corporation (NASDAQ:FLDM) today announced the appointment of Bill W. Colston to the company’s Board of Directors. Colston is President of iCarbonX and has more than 30 years of experience across a range of innovative life science and technology ventures.

Colston has served as President of personal health company iCarbonX since March 2019. He joined iCarbonX as Chief Operating Officer in April 2018, following its acquisition of his prior company, and is a member of its Board of Directors.

Previously, he was a co-founder and Chief Executive Officer of HealthTell Inc., a company focused on developing next-generation tests that broadly characterize the immune system. He was also scientific founder and CEO of QuantaLife Inc., which developed a genetic analysis system that is now marketed internationally.

Colston began his career at Lawrence Livermore National Laboratory, where he served in various senior leadership roles over a nearly 20-year career and helped build the first civilian biodefense program in the United States.

“Bill’s foundational expertise in biomedical engineering, coupled with significant leadership of ventures applying multi-omics, artificial intelligence and a range of other disciplines to support health care decisions, makes him ideally suited to help us chart Fluidigm’s future,” said Chris Linthwaite, President and CEO. “An entrepreneurial leader and visionary of Bill’s caliber is a most welcome addition to our board.”

“Fluidigm is at the forefront of breakthrough insights in science and health driven by technology,” Colston said. “I am thrilled to be part of this extraordinary chapter in the company’s history.”

Colston is also a board member of companies including Purigen Biosystems and RubrYc Therapeutics. He holds a PhD in biomedical engineering from the University of California, Davis.

About Fluidigm

Fluidigm (NASDAQ:FLDM) is an industry-leading biotechnology tools provider with a vision to improve life through comprehensive health insight. We focus on the most pressing needs in translational and clinical research, including cancer, immunology, and immunotherapy. Using proprietary CyTOF® and microfluidics technologies, we develop, manufacture, and market multi-omic solutions to drive meaningful insights in health and disease, identify biomarkers to inform decisions, and accelerate the development of more effective therapies. Our customers are leading academic, government, pharmaceutical, biotechnology, and plant and animal research laboratories worldwide. Together with them, we strive to increase the quality of life for all. For more information, visit fluidigm.com.

Fluidigm, the Fluidigm logo, and CyTOF are trademarks and/or registered trademarks of Fluidigm Corporation in the United States and/or other countries. All other trademarks are the sole property of their respective owners. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

Contacts:

Media

Mark Spearman
Senior Director, Corporate Communications
Fluidigm Corporation
650 243 6621
mark.spearman@fluidigm.com

Investors

Agnes Lee
Vice President, Investor Relations
Fluidigm Corporation
650 416 7423
agnes.lee@fluidigm.com